EXHIBIT 99.1


News Media and Investor Relations Contact: William H. Smith, CFA, 866.326.6638 ext.124

OTCBB: ECNXF

      EXSTREAM DATA TO ESTABLISH NEW DATA CENTER IN EMERYVILLE, CALIFORNIA;

        Exstream Data to Refocus on Engineering and Software Development

OAKLAND, Calif., April 25, 2001 -- E*Comnetrix Inc. (OTCBB:ECNXF), a holding company with operating subsidiaries in the electronic messaging based applications and diversified telecommunications services businesses announced today that it will establish a state of the art data center in Emeryville, California. Additionally, E*Comnetrix has restructured its work force to expand its emphasis on product development while reducing overall personnel costs.

"We are pleased to announce that we are making changes which represent the final phase of the integration of E*Comnetrix, Moving Bytes Broadband and Exstream Data," stated E*Comnetrix president Mark Smith. "In addition to building a new data center which will be a scalable state of the art facility designed to handle our e-messaging processing and network access requirements for the foreseeable future, we are concurrently redoubling our software development efforts in order to get services to market in an accelerated time frame and to increase the value of our intellectual assets."

The Company also announced that it will collocate its headquarters and operations with its data center in Emeryville, California and that it has restructured its work force to eliminate non-essential positions. "Our number one goal is profitability and these changes offer us the opportunity to create efficiencies in the structure of all our operations by consolidating work functions in a new environment," continued Smith. "We plan to refocus our resources on the further development of our ASP platform for electronic messaging and the marketing of gooeymailTM services."

The Company announced that it has eliminated twelve jobs consisting of nine full-time and three part-time personnel, reducing its total full-time staff to twenty-one.

ABOUT E*COMNETRIX INC.
E*Comnetrix (OTCBB:ECNXF), through its operating subsidiaries Exstream Data, Inc. (www.exdata.com) and Moving Bytes Broadband Corporation (www.movingbytes.com), provides e-business solutions ranging from ultra-high volume electronic document delivery and branded interactive multimedia internet messaging applications to diversified telecommunications services and broadband connectivity. Clients include thousands of businesses worldwide including more than a dozen Fortune 1000 companies. The company utilizes the networks of leading infrastructure companies such as Level 3 Communications (NASDAQ:LVLT), MCI WorldCom Inc. (NASDAQ:WCOM), Williams Communications Group, Inc. (NYSE: WCG) and Qwest Communications, Inc. (NYSE:Q).

E*Comnetrix is audited by KPMG LLP and its common shares are registered with the U.S. Securities and Exchange Commission under the Securities and Exchange Act of 1934 as amended. The company's SEC filings can be found on SEDAR at www.sedar.com. For more information visit our web site at www.ecomnetrix.com.

This press release may contain forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by those sections. Such forward-looking statements, particularly as related to the business plans of the Company, expectations of strategic relationships, business opportunities related to electronic document delivery and related applications and voice, data and internet access telecommunications services, and the Company's ability to gain market share, the size of the market, the ability of the Company to develop new technologies, the ability of the Company to compete effectively in the marketplace, and the future product opportunities of the Company are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the Company's expectations and estimates.